EXHIBIT 99.8

CONSENT OF PERSON NAMED

AS ABOUT TO BECOME A DIRECTOR

I hereby consent to my being named in the Registration Statement on Form S-4 of The Cooper Companies, Inc. (the “Company”) and all amendments thereto, filed with the Securities and Exchange Commission, as a person who will become a director of the Company upon consummation of the transactions contemplated therein.

August 20, 2004	/s/ EDGAR J. CUMMINS
Edgar J. Cummins